Exhibit 99.1

105 Norton Street • Newark, NY 14513 • Ph: (315) 331-7742 • Fax: (315) 331-3547 • www.iec-electronics.com

IEC Announces Outstanding Second Quarter Results for Fiscal 2012

▪	Q2 Operating margin improved to 11.8% compared to 9.5% in Q2 2011
▪	Q2 Earnings per share increased to $0.26 compared to $0.17 per share in Q2 2011
▪	Debt continues to be reduced

Newark, NY – May 8, 2012 – IEC Electronics Corp. (NYSE Amex: IEC) announced its results for the fiscal second quarter ending March 30, 2012.

For the quarter ended March 30, 2012 the Company reported revenue of $38,020,000, and net income of $2,607,000 or $0.26 per diluted share. This compares to revenue of $35,085,000, and net income of $1,747,000 or $0.17 per diluted share for the quarter ended April 1, 2011.

IEC had revenue of $71,878,000 and net income of $3,556,000 or $0.36 per diluted share for the first six months of fiscal 2012. This compares to revenue of $63,729,000 and net income of $2,796,000 or $0.28 per diluted share for the first six months of fiscal 2011.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of fiscal 2012 were $5,483,000 or $0.55 per diluted share, compared to $4,005,000 or $0.40 per diluted share for the same quarter last year. The Company views EBITDA as a useful measure of operating performance given its strong operating margins and large net operating loss carryforward (NOL). EBITDA and EBITDA per basic and diluted shares are reconciled to GAAP measures in the attachment to this release.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “This was an excellent quarter with meaningful improvements across all of our important financial metrics. Most significantly, our gross profit margin reached 21.7 % and operating margin reached 11.8%. These results are some of the best in the company’s history, and particularly strong for our industry.

“When we announced our first quarter, we expected our operational cost containment programs to take longer to impact our performance. During the second quarter, these containments certainly supported our results; however it was the shift to higher margin product mix in combination with operational improvement in all segments of the business that produced these historically strong results. All of our businesses operated better than they did last quarter. SCB has improved significantly, has made a positive contribution for the quarter, and we expect their contribution to continue. Some previously delayed programs are starting to be released. Furthermore, SCB has picked up a number of new programs and a significant new customer.

“While our operating income margin saw a sharp increase to 11.8%, we expect operating margins to move closer to 10% over the next 18 months, still well ahead of average operating margin for the last two years of approximately 8.0%. In addition, with cash from improved margins we continue to pay down our debt. At this time, with our current visibility, we expect to reduce our debt by approximately $9 million for the fiscal year ending in September.

“Consistent with past practice, we do not report backlog during the year but we do offer a mid-year update. In that regard, our current backlog is about 10% lower than the backlog figure reported in our 10-K for fiscal 2011. As in the past, it is important to note that some of the backlog extends past 2012 into 2013 and 2014.

“Finally, our sector performance has shifted somewhat, creating is a slightly more balanced portfolio. Our military/aerospace sector remains strong, though decreased as a percentage of our sales to 43% for the first six months of fiscal 2012, as compared to 51% of sales at the end of fiscal 2011. This decrease is attributable to the slowdown in military spending; however, we have not had any program cancellations. Our medical and other sector has stayed relatively constant at 25% of sales for the first six months of fiscal 2012 compared to 26% at the close of fiscal 2011. Our industrial and communications sectors improved to 32% of sales for the first six months of this year compared to 23% at the close of fiscal year end 2011.

“Our Company continues to move forward and we are confident that we are creating future value for our shareholders and opportunity for our employees.”

Conference Call

IEC will host a conference call with investors at 10:00 a.m. Eastern time today, May 8, 2012 to discuss its financial results for the quarter ended March 30, 2012. The call may be accessed in the U.S. and Canada by dialing toll-free 1-877-407-9210. International callers may access the call by dialing 1-201-689-8049. To access a live webcast of the conference call, log onto the IEC website at http://www.iec-electronics.com or http://www.InvestorCalendar.com. A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing 1-877-660-6853 and international callers may dial 1-201-612-7415. Callers must enter account number 286 and conference number 392781.

About IEC Electronics

IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the military and aerospace, medical, industrial and computing sectors. The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, precision sheet metal products, and advanced research and testing services. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets. The ISO13485 certification supports the quality requirements of medical device markets. The Company is also ITAR registered and NSA approved under the COMSEC standard. Dynamic Research and Testing Laboratory (DRTL) the Company’s newest business unit, is an ISO 17025 accredited laboratory specializing in the testing and detection of counterfeit electronic parts, as well as component risk mitigation and advanced failure analysis. IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Victor, NY, Rochester, NY, Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, the ability of the Company to develop and maintain satisfactory relationships with vendors, and the ability of the Company to efficiently integrate acquired companies into its business.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2011 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information future events or otherwise.

Contact:	Vincent Leo	John Nesbett or Jennifer Belodeau
	Acting Vice President & CFO	Institutional Marketing Services
	IEC Electronics Corp.	(203)972-9200
	(315)332-4308	jnesbett@institutionalms.com
	VLeo@iec-electronics.com	jbelodeau@institutionalms.com

IEC ELECTRONICS CORP - CONSOLIDATED

BALANCE SHEET

MAR 30, 2012 AND SEP 30, 2011

(In Thousands)

	MAR 30, 2012	SEP 30, 2011
ASSETS

CURRENT ASSETS
Cash	-	-
Accounts Receivable	20,979	19,423
Inventories	19,005	16,093
Deferred Income Taxes	3,863	3,863
Other Current Assets	2,714	1,834
Total Current Assets	46,561	41,213

NET FIXED ASSETS	17,747	17,886

NON-CURRENT ASSETS
Goodwill	13,810	13,810
Intangible Assets	5,738	5,964
Deferred Income Taxes	4,738	6,768
Other Non-Current Assets	150	179
TOTAL ASSETS	88,744	85,820

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Short Term Borrowings	6,779	6,896
Accounts Payable	16,303	12,750
Accrued Payroll and Related Taxes	2,707	3,092
Other Accrued Expenses	775	851
Other Current Liabilities	266	332
Total Current Liabilities	26,830	23,921

LONG TERM DEBT	24,379	28,213
TOTAL LIABILITIES	51,209	52,134

SHAREHOLDERS’ EQUITY
Authorized - 50,000,000 shares
Issued – 10,835,533, Outstanding – 9,820,075
Common stock, par value $.01 per share	109	108
Treasury Shares at Cost - 1,015,458 shares	(1,435)	(1,435)
Additional Paid-in Capital	42,952	42,660
Retained Earnings	(4,091)	(7,647)
TOTAL SHAREHOLDERS’ EQUITY	37,535	33,686
TOTAL LIABILITIES & EQUITY	88,744	85,820

IEC ELECTRONICS CORP - CONSOLIDATED

STATEMENT OF INCOME

FOR QUARTER END & YTD MAR 30, 2012 AND APR 1, 2011

(In Thousands)

	ACTUAL	ACTUAL	ACTUAL	ACTUAL
	QUARTER	QUARTER	YTD	YTD
	MAR 30, 2012	APR 1, 2011	MAR 30, 2012	APR 1, 2011

Sales	38,020	35,085	71,878	63,729
Cost of Sales	29,764	27,723	58,136	51,564
Gross Profit	8,256	7,362	13,742	12,165

Less: Operating Expenses
Selling & Administrative Expenses	3,770	4,038	8,307	6,879
Operating Profit	4,486	3,324	5,435	5,286

Interest and Financing Expense	292	480	644	723
Other (Income)/Expense	58	116	(849)	130
Net Income before Income Taxes	4,136	2,728	5,640	4,433

Provision for Income Tax	1,529	981	2,084	1,637
Net Income	2,607	1,747	3,556	2,796

Basic Earnings Per Share	$0.27	$0.18	$0.37	$0.30
Diluted Earnings Per Share	$0.26	$0.17	$0.36	$0.28

Basic Shares	9,666,920	9,576,152	9,656,431	9,399,555
Diluted Shares	10,038,406	9,996,928	9,951,727	9,887,922

IEC ELECTRONICS CORP - CONSOLIDATED

RECONCILIATION OF NET INCOME TO EBITDA

FOR QUARTER END & YTD MAR 30, 2012 & APR 1, 2011

	ACTUAL	ACTUAL	ACTUAL	ACTUAL
	QUARTER	QUARTER	YTD	YTD
	MAR 30, 2012	APR 1, 2011	MAR 30, 2012	APR 1, 2011

Net Income	2,607	1,747	3,556	2,796

Provision for / (benefit from) Income Tax	1,529	981	2,084	1,637

Depreciation & Amortization Expense	1,055	797	2,070	1,286

Net Interest Expense / (Income)	292	480	644	723
EBITDA	5,483	4,005	8,354	6,442

Basic Earnings per Share	0.27	0.18	0.37	0.30
Basic EBITDA per Share	0.57	0.42	0.87	0.69

Basic Earnings per Share	0.26	0.17	0.36	0.28
Diluted EBITDA per Share	0.55	0.40	0.84	0.65

Basic Shares	9,666,920	9,576,152	9,656,431	9,399,555
Diluted Shares	10,038,406	9,996,928	9,951,727	9,887,922